EXHIBIT 11(a)

                 THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE
                   (Amounts in Millions Except Per Share Data)

                                                      For The Three Months Ended
                                             June 28, 1998                  June 29, 1997
                                         Amount      Per Share          Amount      Per Share
Basic:

Average shares outstanding                 94.1                           94.5
                                           ====                           ====

Net earnings                              $58.4           $.62           $45.5           $.48
                                          =====           ====           =====           ====


Diluted:

Average shares outstanding                 94.1                           94.5

Dilutive  stock  options  and stock
   issuable under employee  benefit
   plans--based   on  the  Treasury
   stock  method  using the average
   market price                             1.7                            1.6
                                           ----                           ----

Adjusted average shares outstanding
   for diluted calculation                 95.8                           96.1
                                           ====                           ====

Net earnings                              $58.4           $.61           $45.5           $.47
                                          =====           ====           =====           ====







                                                                   EXHIBIT 11(b)

                 THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE
                   (Amounts in Millions Except Per Share Data)

                                                      For The Six Months Ended
                                             June 28, 1998                  June 29, 1997
                                         Amount      Per Share          Amount      Per Share
Basic:

Average shares outstanding                 94.6                           94.4
                                           ====                           ====

Net earnings (loss)                     $(913.0)        $(9.65)          $71.8           $.76
                                        ========        =======          =====           ====


Diluted:

Average shares outstanding                 94.6                           94.4

Dilutive  stock  options  and stock
   issuable under employee  benefit
   plans--based   on  the  Treasury
   stock  method  using the average
   market price                             1.8 (Note 1)                   1.7
                                           ----                          -----

Adjusted average shares outstanding
   for diluted calculation                 96.4                           96.1
                                           ====                           ====

Net earnings (loss)                     $(913.0)        $(9.48)          $71.8           $.75
                                        ========        =======          =====           ====


Notes: 1. Due to the net loss incurred by the Corporation for the six-month period ended June 28, 1998, the assumed exercise of stock options and stock issuable under employee benefit plans is anti-dilutive and, therefore, is not used in the calculation of diluted earnings per share included in the financial statements. As a result, the financial statements reflect diluted earnings per share equal to basic earnings per share for the six-months ended June 28, 1998--both a loss of $9.65 per share.
